EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investors: Sheree Aronson, Corporate Vice President, Investor Relations and Corporate Communications (714) 247-8290 sheree.aronson@amo-inc.com	Media: Steve Chesterman, Manager, Corporate Communications (714) 247-8711 steve.chesterman@amo-inc.com

ADVANCED MEDICAL OPTICS ANNOUNCES

FIRST-QUARTER 2008 RESULTS

•	$0.11 in GAAP EPS; Combined Net Effect of Restructuring Charges and Non-Operating Gains and Losses Lowered GAAP EPS by Estimated $0.11

•	Cataract Sales Up 8.2% on Foreign Currency, Strong Tecnis® IOL, Phacoemulsification and Viscoelastics Sales

•	Pro Forma Refractive Sales Up 3.1% on International Excimer Procedure and System Sales and Global Femtosecond Penetration

•	Eye Care Sales Virtually Unchanged Versus Prior Year; Multipurpose Solution Sales Up 26.9% Sequentially.

(SANTA ANA, CA), May 1, 2008 – Advanced Medical Optics, Inc. (AMO) [NYSE: EYE] today announced financial results for the first quarter of 2008.

First-quarter net sales rose 20.7% to $303.7 million, including a 6.5% increase related to foreign currency exchange rate effects. On a pro forma basis, AMO’s first-quarter sales rose 4.4%, reflecting a comparison that includes the IntraLase performance as if this acquisition had occurred at the beginning of all periods presented.

AMO’s first-quarter net earnings under Generally Accepted Accounting Principles (GAAP) were $6.9 million, or $0.11 per diluted share, compared to $12.1 million, or $0.20 per diluted share in the same period last year. First-quarter 2008 results included the following pre-tax items, which combined to reduce net earnings per diluted share by an estimated $0.11:

•	$11.9 million in restructuring charges associated with manufacturing relocation, workforce reductions and facility consolidation initiatives;

•	$3.3 million gain on the sale of an investment; and

•	$2.1 million unrealized loss on derivative instruments.

“Our first-quarter results reflect our focus on delivering sustainable, profitable growth and cash flow,” said Jim Mazzo, AMO chairman and chief executive officer. “Our global refractive business achieved growth despite a soft domestic LASIK market brought on by weak economic conditions. We launched AMO’s first-ever artificial tear and prepared to introduce exciting new innovations in our refractive and cataract businesses in future quarters. Our multipurpose solution franchise continued to recover, posting sequential sales and market share gains, and helping to return our eye care business to profitability.”

First-Quarter Performance by Business

Below are sales highlights of first-quarter 2008 results. Growth rates reflect comparisons to the same period in 2007 and include foreign currency impacts. Pro forma growth rates reflect comparisons that include IntraLase performance as if this acquisition had occurred at the beginning of all periods presented. The summary below also reflects changes made to the company’s sales breakdown by business. Under this new breakdown, refractive IOL sales for the first quarter of 2008 and 2007 appear under the Refractive heading in the “Procedures, implants and related” category to reflect the way the company currently runs its business. For more information, see the Global Sales table accompanying this release.

Cataract sales rose 8.2% to $124.3 million.

•	Total monofocal intraocular lens (IOL) sales rose 3.7% to $65.5 million.

•	Sales of the company’s flagship Tecnis® portfolio of monofocal IOLs rose 31.1% and represented 61.3% of total monofocal IOL sales in the quarter.

•

Viscoelastic/Phacoemulsification sales rose 14.9% to $54.8 million, primarily on increased sales of the company’s WhiteStar SignatureTM and Sovereign® Compact systems, phacoemulsification packs and Healon 5® viscoelastic.

Refractive sales rose 55.5% to $120.5 million. Pro forma refractive sales rose 3.1%.

•

Procedures, implants and related sales rose 46% to $85.4 million, or 3.9% on a pro forma basis as softness in the U.S. excimer and refractive IOL market was offset by increased global penetration of the company’s IntraLase technology, and international growth of all its refractive procedures and implants.

•

AMO’s U.S. excimer procedure volumes declined approximately 10% in the first quarter and were virtually unchanged for the trailing 12 months ended March 28, 2008. For the trailing 12 months ended March 28, 2008, the company’s U.S. custom mix was 66%; the first-quarter custom mix was 69%, compared to 64% in the year-ago quarter.

•	AMO’s U.S. femtosecond procedure volumes rose approximately 16% in the first quarter and 29.8% for the trailing 12 months ended March 28, 2008, on a pro forma basis.

•	AMO’s international procedure, implant and related sales were $27.8 million, up 200%, or 48.5% on a pro forma basis.

•

System sales rose 158.1%, or 19.4% on a pro forma basis, to $26.8 million. Unit placements of the VISX® Star S4IR® excimer laser rose 10.0%. IntraLase® FS laser placements rose 35.4% on a pro forma basis. The increases reflect continued demand for the company’s dual platform worldwide.

Eye Care sales declined 0.5% to $59.0 million.

•

Multipurpose solution sales declined 24.6%, reflecting recall-related impacts. On a sequential basis, multipurpose solution sales rose 26.9%, as the company re-entered the global market with its Complete® Multipurpose Solution Easy RubTM formula.

•	Hydrogen peroxide sales rose 27.1% to $17.6 million, reflecting continued demand for AMO products in international markets.

•	Other eye care product sales grew 37.0%, due in part to the U.S. launch of blink® Tears, AMO’s first-ever over-the-counter dry eye product.

Restructuring Update

In February 2008, the company announced plans to reduce fixed costs in order to enhance its global competitiveness, operating leverage and cash flow. This plan includes a net workforce reduction of approximately 4% and consolidation of certain operations to improve facility utilization. In addition, in December 2007, the company announced plans to consolidate its equipment manufacturing into its Milpitas, California facility and relocate its femtosecond patient interface manufacturing to its existing facility in Puerto Rico. Implementation of these plans proceeded on schedule during the first quarter. As a result of all of these actions, the company expects to incur one-time charges in 2008 of between $36 million and $43 million, the vast majority of which will be in cash. The company incurred $11.9 million of these charges in the first quarter of 2008. In 2008, the company expects these actions to deliver approximately $4 million to $7 million in savings. The company expects these actions, when fully implemented, to deliver between $12 million and $16 million in annualized savings.

Additional First-Quarter Highlights

Gross Profit

•	Rose 19.4% to $188.1 million; represented 61.9% of sales.

•	Reflected the combined effects of the IntraLase acquisition and other unfavorable sales mix shifts.

SG&A Expense

•	Rose 15.9% to $126.9 million; represented 41.8% of sales vs. 43.5% of sales in the year-ago quarter.

•	Reflected the addition of IntraLase expenses.

•	Included $17.1 million in intangible amortization, compared to $9.9 million in the year-ago period.

R&D Expense

•	Rose 3.9% to $19.9 million; represented 6.6% of sales vs. 7.6% of sales in the year-ago quarter.

•	Reflected addition of IntraLase expenses.

Operating Income

•	Rose 7.8% to $29.4 million; represented 9.7% of sales.

•	Included $11.9 million in restructuring charges related to manufacturing consolidation and headcount reductions.

•

Included $28.0 million in total depreciation and amortization, of which $17.1 million was intangible amortization, compared to $17.1 million in total depreciation and amortization, of which $9.9 million was intangible amortization, in the year-ago period.

•	Included $5.1 million in stock-based compensation expense, compared to $4.7 million in the year-ago period.

•	Year-ago operating income included a $1.6 million in-process R&D charge related to acquisitions.

Non-operating Expense

•	Rose 134.3% to $18.2 million.

•	Included a $3.3 million gain on the sale of an investment in SIS AG, Surgical Instruments Systems.

•	Higher interest expense due primarily to increased debt associated with the IntraLase acquisition.

Taxes

•	Reported $4.2 million provision, representing an approximate 38% effective tax rate.

Net Earnings

•	$6.9 million, compared to $12.1 million in the year-ago quarter.

Financial Guidance

AMO affirms its guidance for 2008 of revenues in the range of $1.22 billion to $1.24 billion and adjusted EPS in the range of $1.25 to $1.45. The company’s adjusted EPS guidance includes acquisition-related intangible amortization, which is estimated to be approximately $70 million, or about $0.70 per share on an after-tax basis. AMO’s adjusted EPS guidance excludes the impact of charges and write-offs associated with acquisitions, restructurings, recapitalizations, reorganizations, unrealized gains or losses on derivative instruments and other periodic or one-time charges or gains. For more information, see the “Use of Non-GAAP Measures” section later in this release.

Live Web Cast & Audio Replay

AMO will host a live web cast to discuss this release today at 10:00 a.m. EDT. To participate and download accompanying slides, visit www.amo-inc.com. An audio replay will be available at approximately noon EDT today and will continue through midnight EDT on May 15 at 800-642-1687 (Passcode 44003989) or by visiting www.amo-inc.com.

About Advanced Medical Optics (AMO)

AMO is focused on providing the full range of advanced refractive technologies and support to help eye care professionals deliver optimal vision and lifestyle experiences to patients of all ages. Products in the cataract line include monofocal intraocular lenses (IOLs), phacoemulsification systems, viscoelastics, and related products used in ocular surgery. AMO owns or has the rights to such product brands as Tecnis®, Clariflex® and Sensar® IOLs; Sovereign®, Sovereign® Compact and WhiteStar Signature™ phacoemulsification systems with WhiteStar® technology; Healon® viscoelastics and the Baerveldt® glaucoma shunt. Products in the refractive line include wavefront diagnostic devices, femtosecond lasers and associated patient interface devices; excimer laser vision correction systems and treatment cards, and refractive implants. AMO brands in the refractive business include iDesign™, iFS™, Star S4 IR®, WaveScan Wavefront®, Advanced CustomVue™, IntraLase®, IntraLasik® and ReZoom®, Tecnis® Multifocal and Verisyse® IOLs. Products in the eye care line include disinfecting solutions, enzymatic cleaners, lens rewetting drops and artificial tears. Among the eye care product brands the company possesses are COMPLETE®, COMPLETE® Blink-N-Clean®, Consept®F, Consept® 1 Step, Oxysept® 1 Step, UltraCare®, Ultrazyme®, Total Care™ and blink™ branded products. AMO is based in Santa Ana, California, and employs approximately 4,000 worldwide. The company has operations in 24 countries and markets products in approximately 60 countries. For more information, visit the company’s Website at www.amo-inc.com.

Use of Non-GAAP Measures

Our EPS guidance for 2008 is provided on a non-GAAP basis. The company’s adjusted EPS guidance excludes any charges associated with acquisitions, restructurings, reorganizations and recapitalizations and other one-time charges or gains. The guidance also assumes no impact of potential unrealized gains or losses on derivative instruments. The company believes this presentation is useful to investors to conduct a more meaningful, consistent comparison of the company’s on-going operating results. This presentation is also consistent with our internal use of the measure, which we use to measure the profitability of on-going operating results against prior periods and against our internally developed targets. We believe that our investors also use this measure to analyze the sustainable profitability of the on-going business operations. The economic substance related to our use of adjusted per-share guidance is our belief that the appropriate analysis of our profitability cannot be effectively considered while incorporating the effect of unusual items and charges that have not been experienced in prior periods. The company is not able to provide a reconciliation of projected adjusted per-share guidance to expected reported results due to the unknown effect, timing and potential significance of special charges or gains, and our inability to forecast charges associated with future transactions and initiatives.

These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

Status of Guidance

During the quarter, AMO management may reiterate guidance in press releases or as part of web cast conference presentations. From the close of business on June 13, 2008 until publication of its second-quarter earnings release, AMO will observe a “Quiet Period” during which the company will not discuss its guidance. In addition, guidance disclosed in the company’s press releases, presentations and filings with the SEC should be considered historical, as of prior to the Quiet Period only and not subject to update by the company.

Forward-Looking Statements

This press release contains forecasts about AMO and its businesses, such as management’s total revenue and adjusted earnings per-share outlook and forecasts included in the section entitled “Financial Guidance” and the company’s plan to reduce fixed costs in the section entitled “Restructuring Update”. Because forecasts are inherently estimates that cannot be made with precision, the company’s performance may at times differ from its estimates and targets.

Statements in this press release regarding financial guidance, statements by Mr. Mazzo and any other statements in this press release that refer to AMO’s estimated or anticipated future results, are forward-looking statements. All forward-looking statements in this press release reflect AMO’s current analysis of existing trends and information and represent AMO’s judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors affecting AMO’s businesses including but not limited to unexpected delays or costs associated with restructuring activities; uncertainties associated with successful re-entry into the multi-purpose solution segment and impacts of our previous eye care recalls; unexpected changes in competitive, regulatory and market conditions; the potential for delays in the launching of new products; the performance of new products and the continued acceptance of current products; the execution of strategic initiatives and alliances; successful integration of prior acquisitions; AMO’s ability to maintain a sufficient supply of products and unexpected supply delays as it consolidates operations, product liability claims or new quality issues; litigation related to our recall or otherwise; and the uncertainties associated with intellectual property protection for the company’s products and exposure to claims of intellectual property infringement by others. In addition, matters generally affecting the domestic and global economy, such as changes in interest and currency exchange rates or consumer confidence indices, can affect AMO’s results. Therefore, the reader is cautioned not to rely on these forward-looking statements. AMO disclaims any intent or obligation to update these forward-looking statements.

Additional information concerning these and other risk factors may be found in previous financial press releases issued by AMO. AMO’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in AMO’s 2007 Form 10-K filed in March 2008 that includes information concerning these and other risk factors. Copies of press releases and additional information about AMO are available at www.amo-inc.com, or by contacting AMO’s Investor Relations Department by calling 714-247-8455.

Advanced Medical Optics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
(in thousands, except per share amounts)	March 28, 2008	March 30, 2007
Net sales:
Cataract	$124,299	$114,892
Refractive	120,450	77,472
Eye care	58,987	59,309

	303,736	251,673
Cost of sales	115,603	94,167

Gross profit	188,133	157,506
Selling, general and administrative	126,923	109,518
Research and development	19,906	19,164
In-process research and development	—	1,580
Restructuring charges	11,936	—

Operating income	29,368	27,244

Non-operating expense (income):
Interest expense	20,212	6,164
Unrealized loss on derivative instruments	2,081	383
Gain on sale of investment	(3,318)	—
Other, net	(785)	1,216

	18,190	7,763

Earnings before income taxes	11,178	19,481
Provision for income taxes	4,248	7,372

Net earnings	$6,930	$12,109

Net earnings per share:
Basic	$0.11	$0.20
Diluted	$0.11	$0.20
Weighted average number of shares outstanding:
Basic	60,503	59,399
Diluted	62,196	61,044

Advanced Medical Optics, Inc.

Global Sales

(Unaudited)

	Three Months Ended
(in thousands)	March 28, 2008	March 30, 2007
Geographic Sales:
United States:
Cataract	$34,375	$33,456
Refractive	74,861	59,057
Eye care	15,042	17,211

Total United States	$124,278	$109,724

International:
Cataract	$89,924	$81,436
Refractive	45,589	18,415
Eye care	43,945	42,098

Total International	$179,458	$141,949

Total Geographic Sales	$303,736	$251,673

Product Sales:
Cataract:
Monofocal intraocular lenses	$65,456	$63,091
Viscoelastics/Phaco	54,768	47,672
Other	4,075	4,129

Total Cataract	$124,299	$114,892

Refractive:
Procedures, implants and related	$85,392	$58,493
Systems	26,811	10,386
Service and parts/other	8,247	8,593

Total Refractive	$120,450	$77,472

Eye care:
Multipurpose solutions	$25,535	$33,886
Hydrogen peroxide solutions	17,555	13,817
Other	15,897	11,606

Total Eye Care	$58,987	$59,309

Total Product Sales	$303,736	$251,673

	Three Months Ended		% Growth	% Exchange Impact
	March 28, 2008	March 30, 2007
Net Sales:
Cataract	$124,299	$114,892	8.2%	8.2%
Refractive	120,450	77,472	55.5%	2.8%
Eye care	58,987	59,309	(0.5%)	7.8%

	$303,736	$251,673	20.7%	6.5%

Advanced Medical Optics, Inc.

Other Financial Information

(Unaudited)

(In thousands)

	March 28, 2008	December 31, 2007
Cash and equivalents	$31,952	$34,525
Trade receivables, net	275,145	250,018
Inventories	174,236	160,267
Working capital, excluding cash	180,925	145,993
Total debt, including current portion	1,619,430	1,607,730
Stockholders’ equity	656,086	598,736

	Three Months Ended
	March 28, 2008	March 30 2007
Depreciation and amortization	$28,022	$17,116
Capital expenditures, excluding acquisitions	13,443	10,045